UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   May 14, 2009

GALAXY NUTRITIONAL FOODS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-15345	25-1391475
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6280 Hazeltine National Drive, Orlando, Florida 32822

 (Address of principal executive offices) (Zip Code)

(407) 855-5500
 (Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 14, 2009, Michael E. Broll, Peter J. Jungsberger and Robert S. Mohel resigned as members of our board of directors.  On May 15, 2009, David H. Lipka resigned as a member and Chairman of our board of directors.

On May 20, 2009, our board of directors elected Justin Jacobs, Thomas E. Lynch and Scott P. Scharfman to the board of directors.  At this time, the new directors have not been, and are not expected to be, added to any of our committees.  Prior to their election as directors on May 20, 2009, none of Justin Jacobs, Thomas E. Lynch and Scott P. Scharfman was a director of, or held any position with the Company.  All of the new directors are affiliated with Mill Road Capital, L.P. and all of the other directors remaining on our board (namely Timothy S. Krieger, David B. Johnson and Michael D. Slyce) are affiliated with Galaxy Partners, L.L.C.  Both Mill Road Capital, L.P. and Galaxy Partners, L.L.C. are members of MW1 LLC, which has engaged in a third party tender offer, through its wholly-owned subsidiary Andromeda Acquisition Corp., to acquire all of our outstanding shares of common stock, at a purchase price of $0.36 per share in cash and without interest.  The operating agreement of MW1 LLC provides that either of Mill Road Capital, L.P. and Galaxy Partners, L.L.C. shall have the right to compel MW1 LLC, through its ownership of Andromeda and Andromeda’s ownership of our shares of common stock, to appoint an equal number of representatives from Mill Road Capital, L.P. and Galaxy Partners, L.L.C. to our board of directors.

As of 5:00 p.m., Eastern time, on May 19, 2009, a total of 9,724,410 shares of common stock were tendered in the tender offer and have been accepted for payment, and purchased, by Andromeda.  Any additional shares of common stock validly tendered during the tender offer will be immediately accepted for payment by Andromeda.  Mill Road Capital, L.P. contributed to MW1 LLC the approximately $3.5 million necessary to acquire all such 9,724,410 shares.  MW1 LLC then contributed to Andromeda the approximately $3.5 million in order to facilitate the purchase of, and payment for, such 9,724,410 shares.  If the number of shares of our common stock tendered and accepted by the expiration date of the tender offer, currently set for 5:00 p.m., Eastern time, on May 21, 2009 unless extended, when combined with the shares of our common stock then owned by Andromeda, represents at least 90% of the outstanding shares of our common stock, Andromeda will immediately be merged with us.  As a result, we will become a wholly-owned subsidiary of MW1 LLC and privately held.  In the event that the number of shares of our common stock tendered and accepted by the expiration date of the tender offer (as described above), when combined with the shares of our common stock then owned by Andromeda, represents less than 90% of the outstanding shares of our common stock, MW1 LLC intends to cause us to become privately held by some other means.

On May 15, 2009, Michael E. Broll resigned as an employee and our President and Chief Executive Officer, effective May 31, 2009.  On May 20, 2009, our board of directors appointed Richard Antonelli as our Chief Executive Officer.  As of that date, Mr. Broll no longer serves as our Chief Executive Officer but will continue to be employed by us as President through May

31, 2009.  Mr. Antonelli was previously employed at United Natural Foods, Inc., a national distributor and retailer of natural, organic and specialty products, where he had served as Executive Vice President from December 2003 to August 2008, as Chief Operating Officer from December 2005 to August 2008, as President of United Distribution from October 2004 to August 2008, as President of Western Region from January 2004 to October 2004, and as President of Eastern Region from September 2002 to December 2003.  Mr. Antonelli is 52 years old.

On May 20, 2009, we entered into an Employment Agreement with Mr. Antonelli.  The agreement provides that Mr. Antonelli will be employed by us for an initial term of two years as our Chief Executive Officer at an initial salary of $250,000 per year, subject to annual increases.  Mr. Antonelli is also eligible for a cash bonus of up to 100% of his salary at the end of each fiscal year.  For the fiscal year ending March 31, 2010, he will receive the full $250,000 bonus.  In addition, the agreement provides that Mr. Antonelli will receive 55,556 Class B Units of MW1 LLC at the time that MW1 LLC becomes our parent entity.  Upon termination of Mr. Antonelli’s employment by us other than for cause, as a result of death or disability, or by Mr. Antonelli for good reason, we have agreed to continue paying salary and health insurance premiums for six months, and to accelerate the vesting of some of the Class B Units.  If such a termination happens on or before March 31, 2010, we have also agreed to pay Mr. Antonelli’s full bonus for fiscal 2010.  If the termination occurs after that date, we will pay a pro-rated annual bonus.  If Mr. Antonelli’s employment terminates as a result of non-renewal, we have agreed to continue paying salary and health insurance premiums for three months.  A copy of the employment agreement is filed as Exhibit 99.1 to this current report on form 8-K and is incorporated by reference herein.

Item 9.01                      Financial Statements and Exhibits.

(d)  Exhibits

Number	Title
99.1	Employment Agreement with Richard Antonelli dated May 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GALAXY NUTRITIONAL FOODS, INC.

By:                /s/ Salvatore J. Furnari
Salvatore J. Furnari
Chief Financial Officer

Date:  May 20, 2009